Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 333-58136) and S-8 (No. 333-107954, No. 333-65264, No. 333-65258, No. 333-58189, No. 333-44846 and No. 333-44844) of our reports dated March 2, 2006 with respect to the consolidated financial statements and schedule of MicroStrategy Incorporated and management’s report on internal control over financial reporting included in the Annual Report on Form 10-K for the year ended December 31, 2005.

/s/ Grant Thornton LLP

Vienna, Virginia

March 2, 2006